Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 28, 2009, in the Registration Statement (dated September 28, 2009 on Form S-11 No. 333-[    ]) and related Prospectus of Chesapeake Lodging Trust for the registration of [    ] of its common shares of beneficial interest.

/s/ Ernst & Young LLP

New York, New York

September 28, 2009